July 10, 2023

Diane Nguyen
[redacted]

Dear Diane,

Thank you for your efforts and achievements. Please review the following changes with respect to your employment with D-Wave Commercial Inc. (the "Company");

a) A promotion to the position of General Counsel;

b) An increase in your Base Salary to $270,000 USD per year, made effective May 1, 2023;

c) You will also be eligible to participate in the D-Wave Annual Incentive Plan (the "AIP") and any performance-based incentive plan in a future year that applies to permanent full-time employees of the Company who are at the level of SVP. Payment of any bonus to you is subject to the terms and conditions of the applicable AIP. Your on-target bonus under any applicable AIP, effective May 1, 2023, will be 50% of your Base Salary, pro-rated, based on achievement of the corporate objectives under the applicable AIP and your personal objectives set by the CEO in relation to the applicable AIP. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives is in the sole discretion of the board of directors of the Company (the "Board").

d) Section 7: Resignation, is deleted in its entirety and replaced with the following:

   Resignation: You can resign from employment with the Company by providing to the Company four (4) weeks' prior written notice of your resignation. The Company may elect, in its sole discretion, to not require that you attend work for any portion of this four (4) week notice period in which case your Salary would continue for the balance of the notice period and your benefits would, at the option of the Company, cease effective on your last day of work.

e) Section 8: Employment at Will, is deleted in its entirety and replaced with the following:

   With Cause: The Company may immediately terminate your employment if you exhibit conduct of any kind that would justify an employer in the state of Florida discharging an employee for cause at common law.

   Without Cause: At any time, the Company may terminate your employment pursuant to this Agreement at its sole discretion for any reason, without Cause, by providing you with six (6) months' Base Salary as a lump sum payment, six months' Base Salary continuance, or a combination of the two, on the express condition that on or about the effective date of any such termination you sign and do not thereafter revoke the Company's standard form of release of any claims or entitlements from or against the Company arising from or related to your hiring, benefits, employment or the termination of your employment, whether pursuant to statute, contract, tort,

common law, or otherwise. By way of example, and for purposes of clarity, the provision of two months Base Salary continuance and four months Base Salary as a lump sum payment will be in compliance with this Agreement. Base Salary continuance will be in semi-monthly instalments on the same schedule as the regular Company payroll. The provision of Base Salary as a lump sum payment, payment of Base Salary continuance, or combination of the two will be in satisfaction of all rights and claims, either under statue or common law, that you may have arising from your employment and the termination of employment.

Your employment with the Company is "at will" according to the laws of the State of Florida. As an at-will employee, you or the Company may terminate your employment at any time with or without Cause and with or without notice except where applicable United States federal, Florida state or local law provides otherwise. The Company also has sole discretion to modify the terms and conditions of your employment. No representative of the Company, other than the CEO has the authority to change the "at-will" status of any employee, and in order to be effective, the change must be in writing.

For purposes of this provision, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

All other terms of your employment will remain as set out in your employment agreement with the Company.

Diane, thank you for your commitment to our team. Congratulations on your promotion and we look forward to your continued success!

Sincerely,

DocuSigned by:
Alan Baratz
14309ACD421C41F...
Alan Baratz
President and CEO

Accepted on 10-Jul-2023 | 7:26 PM EDT

By:

DocuSigned by:
Diane Nguyen
B22D167929944E9...
Diane Nguyen